Exhibit 10.1

FY 2012 Management Annual Incentive Plan

Purpose:	The Management Annual Incentive Plan is designed to motivate Vice Presidents and other senior managers of Serena to focus on specific, measurable corporate and functional area goals and provide performance-based compensation based on the achievement of these goals.

Eligibility:	The Plan Participants include Vice Presidents and other senior managers of Serena approved by Serena’s Chief Executive Officer and Chief Financial Officer. A Plan Participant must be a regular, full-time employee of Serena at the end of the applicable fiscal period and remain actively employed through the date of the bonus payout to be eligible to receive the incentive bonus. A Plan Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout to be eligible to receive any payment for over-achievement of performance metrics.

Target Bonus:	The target incentive bonus is based on a percentage of the Plan Participant’s annual base salary as set forth in the Plan Summary. The Plan Participant’s annual base salary is based on the amount of base compensation actually earned by the Plan Participant during the applicable fiscal period or such portion of the fiscal period that the Plan Participant is eligible to participate under the Plan. No other compensation or payments, such as commissions, allowances, benefits, reimbursements or stock gains, will be considered as base salary earnings for the purpose of calculating bonus payments.

Bonus Payments:	The incentive bonus will be paid on either a quarterly or semi-annual basis as set forth in the Plan Summary. Payment will be made as soon as reasonably practicable following the financial close of the applicable fiscal period. Payments will be subject to applicable payroll deductions, taxes and withholdings.

Performance Metrics:	The performance metrics and achievement schedule for each performance metric used to determine the amount of the incentive bonus are set forth in the Plan Summary. Except as expressly set forth in the Plan Summary, interim quarterly and semi-annual payments will be capped at 100% of the year-to-date target bonus for each element of the incentive bonus. Total bonus payments for the fiscal year will be based on the achievement of performance metrics on an annual basis. Any payment for overachievement of performance metrics will be calculated and paid as soon as reasonably practicable following the financial close of the fiscal year.

Proration:	Bonus amounts will be pro-rated based on the amount of the Plan Participant’s base salary earned during the portion of the applicable fiscal period that the Plan Participant was both a regular, full-time employee of Serena and eligible to participate under the Plan. If the Plan Participant’s employment terminates before the end of the applicable fiscal period or prior to the payment of the incentive bonus for the fiscal period, the Plan Participant will not be eligible to receive a bonus payment.

Adjustments:	In the event of an acquisition or disposition of a business by Serena, the Plan Administrator may adjust the applicable financial performance metrics to reflect the potential impact on Serena’s financial performance.

Plan Provisions:	The measurement period for this Plan is the fiscal year ending January 31, 2012. This Plan supersedes all prior incentive plans for Plan Participants, including the FY 2011 Vice President Annual Incentive Plan.

The Plan does not represent an employment contract or agreement between Serena and any Plan Participant. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

Any bonus amount paid to a Plan Participant based on the achievement of financial performance metrics is subject to adjustment based on year-to-date achievement and reversal of revenue/bookings pursuant to Serena’s accounting and order management policies and practices.

Serena reserves the right to recover all advances against compensation that are not fully offset by earned wages, commissions and bonuses. Only the Chief Executive Officer and Chief Financial Officer of Serena are authorized to forgive advances against compensation.

Serena reserves the right to modify or terminate the Plan and/or Plan Summary for any reason at any time. Notification of changes to the Plan and/or Plan Summary will be made in writing or by e-mail to applicable Plan Participants. Modifications to the Plan and/or Plan Summary are valid only if approved in writing by the Chief Executive Officer and Chief Financial Officer of Serena.